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                                                                    EXHIBIT 18.1




March 16, 2005


Board of Directors
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan  48111


Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your 2004 Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and issued our report thereon dated March 16, 2005. Note 17 to the financial statements describes a change in accounting principle from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method of valuing certain U.S. production inventories. It should be understood that the preferability of one acceptable method of accounting over another for inventory cost flow assumptions has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan